SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  July 21, 2003

                Date of Report (Date of Earliest Event Reported)

                                    TSR, Inc.

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             (Exact Name of Registrant as Specified in its Charter)



   DELAWARE                      0-8656                      13-2635899
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(State or Other              (Commission                  (I.R.S. Employer
Jurisdiction of              File Number)                 Identification No.)
Incorporation)



                      400 OSER AVENUE, HAUPPAUGE, NY     11788
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               (Address of Principal Executive Offices)    (Zip Code)


              (Registrant's Telephone Number, Including Area Code)

                            (631) 231-0333


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          (Former Name or Former Address, If Changed Since Last Report)

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)    Not Applicable

        (b)    Not Applicable

        (c)    Exhibits

        27.1.  Press release dated July 21, 2003.

ITEM 12.       Results of Operation and Financial Condition.

        On July 21, 2003, the Registrant issued a press release with respect to its operating results for the fourth quarter and year ended May 31, 2003, a copy of which is filed as Exhibit 27.1.


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


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    TSR, INC.

                                    By:     S/JOHN G. SHARKEY
                                            ----------------------------
                                            Name:  John G. Sharkey
                                            Title: Vice President and Secretary

Date:   July 21, 2003


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


                                  EXHIBIT INDEX

Exhibit No.           Description

27.1    Press Release dated July 21, 2003.


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


Exhibit 27.1

TSR, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED MAY 31, 2003

Hauppauge, NY (July 21, 2003)---TSR, Inc., (Nasdaq:TSRI) a provider of computer programming consulting services, today announced financial results for the fourth quarter and fiscal year ended May 31, 2003.

For the quarter, which ended May 31st, revenues decreased 6% from the same quarter last year to $12.9 million. Consolidated net income decreased 22% from the comparable period to $537,000. Additionally, basic and diluted earnings per share decreased to $0.12 from $0.16.

For the full year, revenues decreased 12% from the prior year to $52.4 million. Consolidated net income decreased 13% from the prior year to $2,362,000. Earnings per share decreased to $0.53 from $0.61.

Joe Hughes, CEO, stated, " We believe TSR is one of the few small IT staffing companies that has been able to remain profitable and build its cash during this period of decreased technology spending. This was accomplished as a result of timely cost cutting and strong team effort. As a result TSR recently declared a special dividend of $2.00 per share and announced a policy of declaring dividends at the rate of $0.15 per quarter for its 2004 fiscal year and beyond, if it is able to maintain cash flow from operations.

The continuing weak economic environment has resulted in a cutback on IT spending. While we have had only a small decline in the number of consultants on billing from the prior year, the current weak economic environment has resulted in us realizing less profit on average from our billable consultants. We hope when increased demand does return, that we will be able to improve our pricing structure. However, at this stage, we cannot predict when economic conditions will improve and the demand for IT services will increase."

Certain statements contained herein are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including but not limited to those described in the Company's filings under the Securities Exchange Act of 1934.



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


TSR, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED MAY 31, 2003 (CONTINUED)

Based in Hauppauge, New York, TSR, Inc., provides information technology professionals to major corporations and state and local government agencies.

                                         Three Months Ended                Year Ended
                                              May 31,                        May 31,

                                           2003          2002            2003           2002
                                           ----          ----            ----           ----

Revenues. . . . . . . . . . . . .     $ 12,916,000   $ 13,720,000    $ 52,443,000   $ 59,455,000

Operating expenses . . . . . . . .      12,020,000     12,602,000      48,469,000     55,031,000
                                        ----------     ----------      ----------     ----------
Income from operations . . . . . .         896,000      1,118,000       3,974,000      4,424,000

Other income . . . . . . . . . . .          34,000         56,000         182,000        314,000
                                        ----------     ----------      ----------     ----------
Pre-tax income . . . . . . . . . .         930,000      1,174,000       4,156,000      4,738,000

Income taxes. . . . . . . . . . .          393,000        484,000       1,794,000      2,030,000
                                        ----------     ----------      ----------     ----------
Net income . . . . . . . . . . . .    $    537,000   $    690,000    $  2,362,000    $ 2,708,000
                                        ==========    ===========      ==========     ==========

Basic and diluted net income per
common share . . . . . . . . . . .    $       0.12   $       0.16    $       0.53    $      0.61
                                        ==========    ===========      ==========     ==========

Weighted average number of basic
common shares outstanding. . . . .       4,418,000      4,418,000       4,418,000      4,418,000
                                        ==========    ===========      ==========     ==========

Weighted average number of diluted
common shares outstanding. . . . .       4,418,000      4,423,000       4,418,000      4,422,000
                                        ==========    ===========      ==========     ==========




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